EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2005, except for the second paragraph of Note 1, as to which the date is February 11, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) which appears on page F-1 of the Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of Vyta Corp (formerly known as Nanopierce Technologies, Inc.), filed on June 30, 2006, and to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/ GHP HORWATH, P.C.

August 22, 2006
Denver, Colorado